Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of OGE Energy Corp. for the registration of 5,000,000 shares of Common Stock and to the incorporation by reference therein of our reports dated February 22, 2023, with respect to the consolidated financial statements and financial statement schedule of OGE Energy Corp., and the effectiveness of internal control over financial reporting of OGE Energy Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

September 28, 2023